Exhibit 99.1

Polypore International, Inc.
The Gibson Building
11430 North Community House Road
Suite 350
Charlotte, NC 28277
Tel: (704) 587-8409
Fax: (704) 587-8795

www.polypore.net

Polypore Reports Third Quarter 2010 Results

•                  Sales increase 10% to $151.7 million

•                  Adjusted EBITDA increases 11% to $42.4 million

•                  Adjusted EPS increases 59% to $0.27

•                  Announces additional $32.0 million lithium battery separator capacity expansion

•                  Announces $75.0 million redemption of 8.75% Senior Subordinated Dollar Notes

CHARLOTTE, NC — November 3, 2010 — Polypore International, Inc. (NYSE: PPO) today reported its financial results for the third quarter ended October 2, 2010.

•                  Sales were $151.7 million, an increase of $14.0 million, or 10%, compared with the prior-year period. Excluding the effect of foreign currency translation, sales increased 13%.

•                  Adjusted Operating Income was $29.2 million compared with $25.0 million in the prior-year period. A table showing the reconciliation of Adjusted Operating Income to U.S. GAAP amounts is included in this release.

•                  Adjusted Net Income and Adjusted EPS were $12.6 million and $0.27 per diluted share, compared with $7.4 million and $0.17 per diluted share in the prior-year period.  Net income was $12.4 million and $0.27 per diluted share.  A table showing the reconciliation of Adjusted Net Income and Adjusted EPS to U.S. GAAP amounts is included in this release.

Robert B. Toth, President and Chief Executive Officer, said: “Demand is strong in our businesses and we remain excited about the momentum we see in key growth applications. The strong operating performance in the quarter helped to offset the expenses associated with our capacity expansions and the typical third quarter seasonality. Our plants continue to operate at a very high rate of capacity utilization, and we look forward to new capacity beginning to come online in 2011.”

For the nine month period ended October 2, 2010:

•                  Sales were $447.1 million, up 23% from $364.8 million in the first nine months of 2009.

•                  Adjusted Operating Income was $93.3 million compared with $67.0 million in the prior-year period.

•                  Adjusted Net Income and Adjusted EPS were $41.9 million and $0.91 per diluted share, compared with $16.6 million and $0.37 per diluted share in the prior-year period.

Adjusted EBITDA

Adjusted EBITDA was $42.4 million in the third quarter of 2010 compared with $38.3 million in the third quarter of 2009. Adjusted EBITDA for the twelve months ended October 2, 2010 was $178.0 million.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), as defined in Polypore’s senior secured credit facility, is reconciled to net income as noted in the attached table.

Energy Storage

In the quarter, sales for the Energy Storage segment were $113.3 million, an increase of $13.1 million, or 13%, compared with the prior-year period (up 15% net of the effect of foreign currency translation). Year-to-date segment sales were $322.2 million, an increase of $66.0 million, or 26%, compared with the prior-year period.  There was no significant effect of foreign currency translation in the year-to-date period.

•                  Sales of lead-acid battery separators were $79.2 million, an increase of $2.3 million, or 3%, compared with the prior-year period, driven by continued growth in Asia, partially offset by the effect of foreign currency translation. In addition, the prior-year period included advance purchases by a North American customer. Year-to-date sales were $225.1 million, an increase of $30.1 million, or 15%.

•                  Lithium battery separator sales were $34.1 million, an increase of $10.8 million, or 46%. The increase reflects strong demand in consumer electronics, continued application proliferation, and growing demand in Electric Drive Vehicles (“EDVs”). Year-to-date sales were $97.1 million, an increase of $35.9 million, or 59%.

•                  Segment operating income was $23.2 million compared with $21.2 million for the prior-year period, or 21% of sales for both periods. Year-to-date segment operating income

2

was $63.8 million and 20% of sales compared with $44.0 million and 17% of sales for the same period in the prior year. The year-to-date operating income margin improvement was primarily related to higher volumes and production efficiencies, somewhat offset by expenses associated with our growth investments. A table showing the reconciliation of segment operating income to consolidated results is included in this release.

Separations Media

In the quarter, sales for the Separations Media segment were $38.4 million, up $0.9 million, or 2%, compared with the prior-year period (up 10% excluding the effect of foreign currency translation). Year-to-date segment sales were $124.9 million, an increase of $16.3 million, or 15%, compared with the prior-year period (up 18% excluding the effect of foreign currency translation).

•                  Third quarter sales of healthcare products were $23.0 million, a decrease of $1.9 million, or 8%, with solid demand in hemodialysis and blood oxygenation applications more than offset by the effect of foreign currency translation. Year-to-date sales were $77.4 million, an increase of $2.7 million, or 4%.

•                  Third quarter sales of filtration and specialty products were $15.4 million, an increase of $2.8 million, or 22%, due to strong demand in all key application areas, partially offset by the effect of foreign currency translation. Year-to-date sales were $47.5 million, an increase of $13.6 million, or 40%.

•                  Segment operating income was $6.6 million and 17% of sales, reflecting typical third quarter seasonality, compared with $4.6 million and 12% of sales in the prior-year period. Year-to-date segment operating income was $31.2 million and 25% of sales compared with $24.5 million and 23% of sales for the prior-year period. A table showing the reconciliation of segment operating income to consolidated results is included in this release.

3

Redemption of 8.75% Senior Subordinated Dollar Notes

As announced in a separate press release dated November 3, 2010, Polypore has issued a notice of redemption for $75.0 million principal amount of 8.75% Senior Subordinated Dollar Notes due 2012.  The notes will be redeemed on December 3, 2010.  On an annualized basis, the impact of the redemption will be to reduce interest expense by $6.6 million.  The annualized impact of lower interest expense, net of applicable income taxes and based on the weighted average number of shares outstanding at October 2, 2010, would equate to approximately $0.09 per diluted share.

Additional Lithium Battery Separator Capacity Expansion

Polypore will invest $32.0 million in an additional capacity expansion at its lithium battery separator production facility in Charlotte, North Carolina, to meet the growing demand in EDVs. This new investment is expected to come online in approximately one year and is in addition to the previously announced EDV-targeted expansions already underway in North Carolina.

Outlook

Toth added: “We continue to deliver strong operating performance allowing us to fund from operations the largest capital investments in the history of our company. This will position us to capitalize on exciting growth trends in consumer electronics, EDVs, healthcare, and across our businesses in Asia. We are encouraged by the accelerating demand we see in our key applications, and we remain confident that we are making the right investments to drive sustainable growth over the long term.”

Conference Call

Polypore International, Inc. will hold a conference call to discuss the Company’s third quarter financial results and business outlook on Thursday, November 4, 2010 at 9:00 AM Eastern time. The number to call for this interactive teleconference is (719) 325-4886. Enter code 8514065. A replay of the conference call will be available through November 11, 2010, via telephone at (719) 457-0820. Enter code 8514065. The call will also be webcast live and archived for 30 days in the Investor Relations section of the Company’s web site at http://investor.polypore.net/.

4

In addition, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission with Supplemental Financial Information that is located on the Company’s web site.

Investor Contact:  Polypore Investor Relations — 704-587-8886 or investorrelations@polypore.net.

Non-GAAP Supplemental Information

Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS (earnings per share) are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results.  Adjusted EBITDA is defined in our credit agreement and represents earnings before interest, taxes, depreciation and amortization and certain non-operating items, business restructuring costs and other non-cash or non-recurring charges.  In addition, Adjusted EBITDA includes the pro forma impact of acquisitions as if the acquisitions occurred on the first day of the period presented. We define Adjusted Net Income as income from continuing operations excluding certain items.  We define Adjusted EPS as Adjusted Net Income divided by the number of diluted shares of common stock outstanding.  For more information regarding the computation of Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS, the reconciliation of Adjusted EBITDA to net income, Adjusted Operating Income to operating income, Adjusted Net Income to net income and Adjusted EPS to earnings per share, please see the attached financial tables.

We present these non-GAAP financial measures because we believe that they are useful indicators of our operating performance.  Adjusted EBITDA is a measure used in our credit agreement to determine the availability of borrowings under our revolving credit facility.  We also use Adjusted EBITDA to review and assess operating performance in connection with employee incentive programs and the preparation of our annual budget and financial projections.  Adjusted Operating Income, Adjusted Net Income and Adjusted EPS exclude amounts that we do not consider part of our ongoing operating results when assessing performance.  We believe that our non-GAAP financial measures also facilitate the comparison of results between periods.

5

Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, cash flows from operating activities or other measures of performance determined in accordance with GAAP.  In addition, our calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Forward-Looking Statements

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit facility; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the loss of senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the adverse impact on our financial condition from restructuring activities; the failure to effectively integrate newly acquired operations; the absence of expected returns from the significant amount of intangible assets we have recorded; the adverse impact from legal proceedings on our financial condition; natural disasters, epidemics, terrorist acts and other events beyond our control; and economic uncertainty and the current crisis in global credit and financial markets. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in

6

Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

7

Polypore International, Inc.

Condensed Consolidated Statements of Income

(unaudited)

(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Net sales	$151.7	$137.7	$447.1	$364.8
Cost of goods sold	94.4	89.8	270.3	226.9
Gross profit	57.3	47.9	176.8	137.9
Selling, general and administrative expenses	28.3	24.1	84.3	74.4
Business restructuring	0.1	0.2	(0.8)	0.8
Operating income	28.9	23.6	93.3	62.7
Other (income) expense:
Interest expense, net	12.1	14.2	35.4	43.0
Gain on sale of Italian subsidiary	—	—	(3.3)	—
Foreign currency and other	—	0.7	(0.8)	1.4
	12.1	14.9	31.3	44.4
Income before income taxes	16.8	8.7	62.0	18.3
Income taxes	4.4	2.2	16.1	4.6
Net income	$12.4	$6.5	$45.9	$13.7

Net income per share - basic	$0.28	$0.15	$1.03	$0.31

Net income per share - diluted	$0.27	$0.14	$0.99	$0.31

Weighted average shares outstanding - basic	44,527,914	44,385,858	44,494,644	44,380,047
Weighted average shares outstanding - diluted	46,641,636	44,738,687	46,277,995	44,633,498

Polypore International, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	October 2, 2010
	(unaudited)	January 2, 2010 (a)
Assets:
Cash and equivalents	$162.7	$115.0
Accounts receivable, net	102.7	107.1
Inventories	75.7	72.5
Other	12.8	17.2
Current assets	353.9	311.8

Property, plant and equipment, net	401.8	388.0
Goodwill	469.3	469.3
Intangibles and loan acquisition costs, net	150.9	166.0
Other	14.3	17.5

Total assets	$1,390.2	$1,352.6

Liabilities and shareholders’ equity:
Accounts payable and accrued liabilities	$97.7	$77.4
Current portion of debt	3.7	10.9
Income taxes payable	6.4	0.6
Current liabilities	107.8	88.9

Debt, less current portion	779.0	792.6
Other	157.8	186.8
Shareholders’ equity	345.6	284.3

Total liabilities and shareholders’ equity	$1,390.2	$1,352.6

(a) Derived from audited consolidated financial statements.

Polypore International, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited, in millions)

	Nine Months Ended
	October 2, 2010	October 3, 2009
Operating activities:
Net income	$45.9	$13.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	36.0	38.6
Gain on sale of Italian subsidiary	(3.3)	—
Other	5.6	1.0
Changes in operating assets and liabilities	28.3	(5.1)
Net cash provided by operating activities	112.5	48.2
Investing activities:
Purchases of property, plant and equipment	(41.5)	(10.7)
Net payments associated with stock sale of Italian subsidiary	(14.9)	—
Net cash used in investing activities	(56.4)	(10.7)
Financing activities:
Principal payments on debt	(9.9)	(6.2)
Proceeds from stock option exercises	1.0	0.1
Net cash used in financing activities	(8.9)	(6.1)
Effect of exchange rate changes on cash and cash equivalents	0.5	5.8
Net increase in cash and cash equivalents	47.7	37.2
Cash and cash equivalents at beginning of period	115.0	83.0
Cash and cash equivalents at end of the period	$162.7	$120.2

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted EBITDA

(unaudited, in millions)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Net income (loss)	$12.4	$6.5	$(85.1)	$(30.3)
Add:
Depreciation and amortization expense	12.0	13.1	48.8	52.0
Interest expense, net	12.1	14.2	49.5	57.1
Income taxes	4.4	2.3	15.0	1.2
EBITDA	40.9	36.1	28.2	80.0
Adjustments:
Foreign currency (gain) loss	0.6	0.1	(1.4)	(0.5)
(Gain) loss on disposal of property, plant and equipment	—	(0.1)	0.2	0.9
Stock compensation	0.6	0.8	2.3	2.0
Business restructuring	0.1	0.2	19.8	60.7
Goodwill impairment	—	—	131.5	—
Gain on sale of Italian subsidiary	—	—	(3.3)	—
Costs related to the strike at Owensboro, KY facility	—	—	—	0.8
Costs related to the FTC litigation	0.2	1.2	1.0	4.2
Other non-cash or non-recurring items	—	—	(0.3)	0.2
Adjusted EBITDA	$42.4	$38.3	$178.0	$148.3

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted Net Income and Adjusted EPS

(unaudited)

(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Net income	$12.4	$6.5	$45.9	$13.7
Adjustments:
Business restructuring	0.1	0.2	(0.8)	0.8
Costs related to the FTC litigation	0.2	1.2	0.8	3.5
Gain on sale of Italian subsidiary	—	—	(3.3)	—
Impact of adjustments on income taxes	(0.1)	(0.5)	(0.7)	(1.4)
Adjusted net income	$12.6	$7.4	$41.9	$16.6

Net income per share - basic	$0.28	$0.15	$1.03	$0.31
Impact of adjustments on net income per share	—	0.02	(0.09)	0.06
Adjusted earnings per share - basic	$0.28	$0.17	$0.94	$0.37

Net income per share - diluted	$0.27	$0.14	$0.99	$0.31
Impact of adjustments on net income per share	—	0.03	(0.08)	0.06
Adjusted earnings per share - diluted	$0.27	$0.17	$0.91	$0.37

Weighted average shares outstanding - basic	44,527,914	44,385,858	44,494,644	44,380,047
Weighted average shares outstanding - diluted	46,641,636	44,738,687	46,277,995	44,633,498

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted Operating Income

(unaudited, in millions)

	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Operating income	$28.9	$23.6	$93.3	$62.7
Adjustments:
Business restructuring	0.1	0.2	(0.8)	0.8
Costs related to the FTC litigation	0.2	1.2	0.8	3.5
Adjusted operating income	$29.2	$25.0	$93.3	$67.0

Polypore International, Inc.

Supplemental Information

Reconciliation of Segment Operating Income to Income Before Income Taxes

(unaudited, in millions)

	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Operating income:
Energy storage	$23.2	$21.2	$63.8	$44.0
Separations media	6.6	4.6	31.2	24.5
Corporate	(0.6)	(0.8)	(1.7)	(1.5)
Segment operating income	29.2	25.0	93.3	67.0
Business restructuring	0.1	0.2	(0.8)	0.8
Non-recurring costs	0.2	1.2	0.8	3.5
Total operating income	28.9	23.6	93.3	62.7
Reconciling items:
Interest expense	12.1	14.2	35.4	43.0
Gain on sale of Italian subsidiary	—	—	(3.3)	—
Foreign currency and other	—	0.7	(0.8)	1.4
Income before income taxes	$16.8	$8.7	$62.0	$18.3